Exhibit 4.1

Execution Copy

AMENDMENT NO. 1

TO

SHAREHOLDER RIGHTS AGREEMENT

This Amendment No.1 to Shareholder Rights Agreement, effective as of March 9, 2012 (the “Amendment”), amends the Shareholder Rights Agreement, dated August 11, 2011 (the “Rights Agreement”), by and between Aastrom Biosciences, Inc., a Michigan corporation (the “Company”), and Continental Stock Transfer & Trust Company (the “Rights Agent”).  Capitalized terms used herein but not defined herein shall have their defined meanings set forth in the Rights Agreement.

WHEREAS, on March 9, 2012, the Company entered into a Securities Purchase Agreement (the “Securities Purchase Agreement”) with Eastern Capital Limited, a Cayman exempted company (the “Purchaser”);

WHEREAS, pursuant to the Securities Purchase Agreement, the Company is selling and issuing to the Purchaser shares (the “Shares”) of its authorized Series B-1 non-voting preferred stock, no par value per share (the “Series B-1 Preferred Stock”), at a per share price of $3,250 for an aggregate purchase price of $40,001,000;

WHEREAS, pursuant to the Certificate of Designations, Preferences and Rights of Series B-1 Non-Voting Preferred Stock and Series B-2 Voting Preferred Stock (the “Certificate of Designations”), the Company will issue shares (the “Exchange Shares”) of its Series B-2 voting preferred stock, no par value per share (the “Series B-2 Preferred Stock”), upon exchange of the Series B-1 Preferred Stock in accordance with the terms and condition of the Certificate of Designations;

WHEREAS, the Shares, and the Exchange Shares when issued upon exchange of the Shares, shall accrue a cumulative dividend in accordance with the terms of the Certificate of Designations, which (1) prior to March 9, 2017 shall and (2) after March 9, 2017 may, at the option of the Company, be paid in shares of Series B-1 Preferred Stock (the “Dividend Shares”);

WHEREAS, the Shares, the Exchange Shares and the Dividend Shares are convertible into shares of the Company’s common stock, no par value (the “Common Stock”) (all such shares as converted, collectively, the “Conversion Shares”), in accordance with the terms of the Certificate of Designations;

WHEREAS, pursuant to the Securities Purchase Agreement, the Company is granting to the Purchaser an option to purchase additional equity securities proposed to be sold and issued by the Company from time to time in one or more additional financings pursuant to the terms and conditions of the Securities Purchase Agreement (the “Additional Financing Shares”);

WHEREAS, the Company and the Rights Agent are entering into this Amendment to permit the Purchaser to acquire the (i) Shares, (ii) the Exchange Shares, (iii) the Dividend Shares, (iv) the Conversion Shares, (v) the Additional Financing Shares, and (vi) and additional shares of Common Stock from time to time, without thereby making the Purchaser or any of its Affiliates or Associates an Acquiring Person or resulting in a Distribution Date.

NOW, THEREFORE, the parties hereby agree as follows:

1.              Section 1(a) of the Rights Agreement is hereby deleted in its entirety and the following is inserted in lieu thereof:

“(a) “Acquiring Person” shall mean any Person (as such term is hereinafter defined) who or which, together with all Affiliates (as such term is hereinafter defined) and Associates (as such term is hereinafter defined) of such Person, shall be the Beneficial Owner (as such term is hereinafter defined) of 15% or more of the shares of Common Stock of the Company then outstanding, but shall not include (i) the Company, (ii) any Subsidiary (as such term is hereinafter defined) of the Company, (iii) any employee benefit plan or compensation arrangement of the Company or any Subsidiary of the Company or (iv) any Person holding shares of Common Stock of the Company organized, appointed or established by the Company or any Subsidiary of the Company for or pursuant to the terms of any such employee benefit plan or compensation arrangement (the Persons described in clauses (i) through (iv) above are referred to herein as “Exempt Persons”); provided, however, that the term “Acquiring Person” shall not include: (A) Eastern Capital Limited, a Cayman exempted company, and its Affiliates and Associates (collectively, “Eastern”), unless Eastern becomes the Beneficial Owner of 49.9% (the “Eastern Percentage”) or more of the shares of Common Stock of the Company then outstanding; or (B) any Grandfathered Person, unless such Grandfathered Person becomes the Beneficial Owner of a percentage of the shares of Common Stock of the Company then outstanding equal to or exceeding such Grandfathered Person’s Grandfathered Percentage.  For the avoidance of doubt, as of March 9, 2012, no Stock Acquisition Date has occurred with respect to Eastern and Eastern is not an Acquiring Person.

Notwithstanding the foregoing, no Person shall become an “Acquiring Person” as the result of an acquisition by the Company of Common Stock of the Company which, by reducing the number of shares outstanding, increases the proportionate number of shares Beneficially Owned by such Person to 15% (or (i) in the case of Eastern, the Eastern Percentage, or (ii) in the case of a Grandfathered Person, the Grandfathered Percentage applicable to such Grandfathered Person) or more of the shares of Common Stock of the Company then outstanding; provided, however, that if a Person shall become the Beneficial Owner of 15% (or (i) in the case of Eastern, the Eastern Percentage, or (ii) in the case of a Grandfathered Person, the Grandfathered Percentage applicable to such Grandfathered Person) or more of the shares of Common

Stock of the Company then outstanding by reason of share purchases by the Company and shall, after such share purchases by the Company, become the Beneficial Owner of any additional shares (other than pursuant to a stock split, stock dividend or similar transaction) of Common Stock of the Company and immediately thereafter be the Beneficial Owner of 15% (or (i) in the case of Eastern, the Eastern Percentage, or (ii) in the case of a Grandfathered Person, the Grandfathered Percentage applicable to such Grandfathered Person) or more of the shares of Common Stock of the Company then outstanding, then such Person shall be deemed to be an “Acquiring Person.”

In addition, notwithstanding the foregoing, and notwithstanding anything to the contrary provided in the Agreement including without limitation in Sections 1(jj), 3(a) or 27, a Person shall not be an “Acquiring Person” if the Board of Directors of the Company determines at any time that a Person who would otherwise be an “Acquiring Person,” has become such without intending to become an “Acquiring Person,” and such Person divests as promptly as practicable (or within such period of time as the Board of Directors of the Company determines is reasonable) a sufficient number of shares of Common Stock of the Company so that such Person would no longer be an “Acquiring Person,” as defined pursuant to the foregoing provisions of this Section 1(a).”

2.              Section 1(c) of the Rights Agreement is hereby deleted in its entirety and the following is inserted in lieu thereof:

“(c)  “Affiliate” and “Associate” (i) shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations (the “Rules”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as in effect on the date of this Agreement and (ii) as to Eastern, shall also include, without limitation, all Purchaser Affiliates and Immediate Family Members of Purchaser Affiliates (as such terms are defined in the Securities Purchase Agreement dated as of March 9, 2012 between the Company and Eastern) to whom any Securities or Additional Financing Shares (each, as defined in the Securities Purchase Agreement) are transferred or Beneficially Owned; provided, however, that no Person who is a director or officer of the Company shall be deemed an Affiliate or an Associate of any other director or officer of the Company solely as a result of his or her position as director or officer of the Company.”

3.              Section 3(a) of the Rights Agreement is hereby deleted in its entirety and the following is inserted in lieu thereof:

“(a)  From the date hereof until the earlier of (i) the Close of Business on the tenth calendar day after the Stock Acquisition Date or (ii) the Close of Business on the tenth Business Day (or such later calendar day, if any, as the Board of Directors of the Company may determine in its sole discretion) after the date a tender or exchange offer by any Person, other than an Exempt Person, is first published or sent or given within the meaning of Rule 14d-4(a) of the Exchange Act, or any successor rule, if, upon consummation thereof, such Person could become, or would be, the Beneficial Owner of 15% (or (i) in the case of Eastern, the Eastern Percentage, or (ii) in the case of a Grandfathered Person, the Grandfathered Percentage applicable to such Grandfathered Person) or more of the shares of Common Stock of the Company then outstanding (including any such date which is after the date of this Agreement and prior to the issuance of the Rights) (the earliest of such dates being herein referred to as the “Distribution Date”), (x) the Rights will be evidenced (subject to the provisions of Section 3(b) hereof) by the certificates for the Common Stock of the Company registered in the names of the holders of the Common Stock of the Company (which certificates for Common Stock of the Company shall be deemed also to be certificates for Rights) and not by separate certificates, and (y) the Rights will be transferable only in connection with the transfer of the underlying shares of Common Stock of the Company. As soon as practicable after the Distribution Date, the Rights Agent will, at the Company’s expense send, by first-class, insured, postage prepaid mail, to each record holder of the Common Stock of the Company as of the Close of Business on the Distribution Date, at the address of such holder shown on the records of the Company, one or more certificates, in substantially the form of Exhibit B hereto (the “Right Certificates”), evidencing one Right for each share of Common Stock of the Company so held, subject to adjustment as provided herein. In the event that an adjustment in the number of Rights per share of Common Stock of the Company has been made pursuant to Section 11(o) hereof, the Company may make the necessary and appropriate rounding adjustments (in accordance with Section 14(a) hereof) at the time of distribution of the Right Certificates, so that Right Certificates representing only whole numbers of Rights are distributed and cash is paid in lieu of any fractional Rights. As of and after the Close of Business on the Distribution Date, the Rights will be evidenced solely by such Right Certificates.”

3.     This Amendment to the Rights Agreement shall be effective as of the date of this Amendment, and all references to the Rights Agreement shall, from and after such time, be deemed references to the Rights Agreement as amended hereby.  Except as expressly set forth in this Amendment all other terms of the Rights Agreement shall remain in full force and effect.

4.     This Amendment shall be governed by and construed in accordance with the laws of the State of Michigan applicable to contracts made and to be performed entirely within such State, without regard to conflict-of-law principles.

5.     This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

6.     The undersigned officer of the Company certifies by execution hereof that this Amendment is in compliance with the terms of Section 27 of the Rights Agreement.

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IN WITNESS WHEREOF, the Company and the Rights Agent have executed this Amendment effective as of the date first above written.

THE CORPORATION:

AASTROM BIOSCIENCES, INC.,
A MICHIGAN CORPORATION

By:	/s/ Tim M. Mayleben
Tim M. Mayleben
President and Chief Executive Officer

RIGHTS AGENT:

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

By:	/s/ Michael G. Mullings
	Name:	Michael G. Mullings
	Title:	Vice President